                                                                    Exhibit 99.1

Contacts
Media
Ana Kapor
650.638.6227
kapora1@appliedbiosystems.com

Investors                                   European Media and Investors
Linda Greub                                 David Speechly, Ph.D.
650.554.2349                                (+) 44.207.868.1642
greublm@appliedbiosystems.com               speechdp@eur.appliedbiosystems.com

FOR IMMEDIATE RELEASE

                    APPLIED BIOSYSTEMS REPORTS FIRST QUARTER
                   FISCAL 2004 EARNINGS PER SHARE OF 16 CENTS

FOSTER CITY, CA - October 22, 2003 - Applied Biosystems Group (NYSE:ABI), an Applera Corporation business, today reported that income from continuing operations was $33.4 million, or $0.16 per share, for the first quarter of fiscal 2004, compared to $34.2 million, or $0.16 per share, in the prior year quarter. All per share amounts refer to per share of Applera Corporation-Applied Biosystems Group Common Stock.

Net income in the first quarter of fiscal 2004 was $33.4 million. Net income in the prior year quarter was $17.8 million, which included a loss of $16.4 million from discontinued operations. The effect of foreign currency increased income from continuing operations in the first quarter of fiscal 2004 by approximately 4 percent compared to the prior year quarter. Operating income in the first quarter of fiscal 2004 was $42.2 million, compared to $43.3 million in the prior year quarter.

Net revenues for the Group for the first quarter of fiscal 2004 were $382.7 million, 3 percent below prior year quarter net revenues of $395.9 million. The effect of foreign currency increased net revenues in the first quarter of fiscal 2004 by approximately $7 million, or 2 percent, compared to the prior year quarter. Fiscal 2003 first quarter revenue included $5.4 million for a license relating to certain mass spectrometry technology and $3.9 million of sales of Celera Diagnostics products that are now distributed by Abbott Laboratories rather than Applied Biosystems.

During the first quarter of fiscal 2004, revenues from instrument sales decreased 9 percent to $172.2 million from prior year revenues of $189.0 million. This decrease was primarily due to a decline in sales of the Applied Biosystems 3730xl DNA Analyzer to large genome centers, which more than offset the growth in SDS and Other Applied Genomics instrument sales and Mass Spectrometry instrument sales.

Revenues from sales of consumables in the first quarter of fiscal 2004 were $139.7 million, one percent above prior year quarter revenues of $138.4 million. This increase was primarily due to growth in sales of SDS and Other Applied Genomics consumables which more than offset declines in DNA Sequencing consumables sales. Revenues from other sources, including service and support, royalties, licenses and contract research, increased 3 percent to $70.8 million from $68.5 million in the prior year quarter due primarily to higher service and support revenues.

Gross margin in the first quarter of fiscal 2004 was 51.3 percent, compared to
51.2 percent in the prior year quarter. Selling, general and administration expenditures in the first quarter of fiscal 2004 declined to $94.6 million from $98.3 million in the prior year quarter, primarily as a result of the reduction in personnel announced last December. Research, development and engineering expenditures in the first quarter of fiscal 2004 were $59.6 million, 2 percent below prior year quarter expenditures of $61.0 million. This decrease primarily reflects the completion of funding for the Applera Genomics Initiative and the associated reduction in personnel announced last December, partially offset by increased support for new product introductions. The operating margin in the first quarter of fiscal 2004 was 11.0 percent compared to 10.9 percent in the prior year quarter.

"First quarter revenue growth was constrained by the timing of large scale genome center funding and mass spectrometry manufacturing issues. We believe these issues will be mitigated in the coming quarters, and we continue to forecast revenue and earnings growth for the fiscal year," said Tony L. White, Chief Executive Officer, Applera Corporation. "Having said that, macro economic conditions and budgetary timing issues that have challenged our business over the past two years continue to make forecasting difficult."

Commenting on fiscal 2004 first quarter performance, Michael W. Hunkapiller, Ph.D., President, Applied Biosystems said, "During the first quarter, budget delays at the National Human Genome Research Institute (NHGRI) negatively impacted revenue growth for our DNA Sequencing product category. The NHGRI was scheduled to notify sequencing grant recipients during September of their first-year funding levels for the upcoming three-year funding cycle to begin on October 1st. Due to administrative delays, we now expect the funding cycle to begin on November 1st. We believe this delay led the large genome centers to constrain spending during the first quarter. However, our understanding is that the funding allocated by the NHGRI to large scale sequencing research for the U.S. Government's 2004 fiscal year will be modestly higher than in the prior year.

"In Mass Spectrometry, two issues masked underlying demand for our products. First, the manufacturing capabilities of the Applied Biosystems/MDS Sciex joint venture could not fulfill stronger than expected demand for the recently introduced 4000 Q TRAP(R) LC/MS/MS System. In addition, a portion of this demand came from customers who might otherwise have purchased either an API 4000(TM) or a Q TRAP(R) LC/MS/MS System. At this point, we do not anticipate that the 4000 Q TRAP system manufacturing issues will be fully resolved before the third quarter. Second, our prior year first quarter Mass Spectrometry results included $5.4 million in technology license fees that did not repeat in the first quarter this year," Dr. Hunkapiller said.

"In contrast to these challenges, first quarter revenues in the SDS and Other Applied Genomics product category were strong, increasing approximately 13 percent compared to the prior year quarter," Dr. Hunkapiller added. "Sales growth was due in part to increased sales of the Applied Biosystems Assays-on-Demand(TM) and Assays-by-Design(TM) products. Growth in this category was partially offset by the absence of $3.9 million of sales of Celera Diagnostics products that are now distributed by Abbott Laboratories rather than Applied Biosystems."

Applied Biosystems Outlook

The Group continues to expect that the introduction and adoption of new products, the level of commercial investments in life science research and development, and the level and timing of government funding for life science research will influence revenue growth in fiscal 2004. While the government-funding situation in both the U.S. and Japan has not changed significantly since our fiscal 2003 year-end earnings conference call in July, we now are more cautious about the situation in Europe as a result of difficult economic conditions in parts of that region.

At this time, the Group reiterates its previous forecast for single digit annual revenue growth in fiscal 2004, weighted toward the second half of the fiscal year due, in part, to the timing of new product introductions, the timing of 3730xl instrument sales to the large genome centers in fiscal 2003 and anticipated 3730xl instrument sales in fiscal 2004, and the timing of the release of U.S. and Japanese life science budgets. Assuming the previously discussed funding issues are resolved for the large genome centers, the Group expects fiscal 2004 first half revenues to approximately equal those of the prior year period.

During fiscal 2004, the Group expects each of the three product types - instruments, consumables, and other sources - to generate annual revenue growth. Regarding fiscal 2004 revenue growth for the five product categories, the Group expects both the SDS & Other Applied Genomics product category and the Mass Spectrometry product category to generate annual revenue growth. The Group does not expect any significant change in the absolute level of revenue generated by either the Core DNA Synthesis and PCR product category or the Other Products category during fiscal 2004. Finally, for the DNA Sequencing product category, the Group expects annual revenue to decline modestly during fiscal 2004, primarily as a result of more modest sales of the 3730xl system to large genome centers and, to a lesser degree, the continued decline of sequencing consumables sales.

The Group presently estimates that the fiscal 2004 gross margin will be approximately equal to that of fiscal 2003. The Group expects selling, general and administrative expense to increase as a percent of total revenues during fiscal 2004 due to a variety of factors, including legal expenses associated with Applera's recently announced legal actions against F. Hoffmann-La Roche Ltd., costs associated with the development of, and enhancements to, the new Applied Biosystems Portal, and increased insurance and pension costs. The Group expects total research, development and engineering expenditures to increase slightly in fiscal 2004, primarily due to new product introductions.

The Group expects the effective tax rate for fiscal 2004 to be approximately 28 percent. Future tax legislation may repeal or replace the existing U.S. export tax regime, as well as significantly change other international tax provisions of the Internal Revenue Code. Such changes may result in a change in the effective tax rate for the Group.

While the Group anticipates that the fiscal 2004 earnings per diluted share growth rate, before unusual items in fiscal 2003, will exceed the estimated revenue growth rate, the Group anticipates that second quarter earnings per share will be at, or slightly above or below, prior year quarter results. The weighting of earnings growth to the second half of the fiscal year is primarily due to a number of factors, including higher than normal technology license fees during the first and second quarters of fiscal 2003 and the timing of new product introductions in fiscal 2004.

Capital spending in fiscal 2004 is anticipated to be approximately $90 million.

The comments in the Outlook sections of this press release, including the Celera Diagnostics Joint Venture Outlook below, reflect management's current outlook. The Company does not have any current intention to update this outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Celera Diagnostics Joint Venture
Celera Diagnostics is a 50/50 joint venture between Applied Biosystems and Celera Genomics. End-user sales of products manufactured by Celera Diagnostics and marketed primarily by Abbott Laboratories were $9.1 million in the fiscal first quarter 2004, compared to $3.9 million in the year-earlier period. This increase was primarily due to continued growth in sales of cystic fibrosis analyte specific reagents (ASRs).

Fiscal first quarter 2004 reported revenues increased to $8.5 million, compared to $3.0 million in the same period last year. Reported revenues consist primarily of equalization payments from Abbott Laboratories resulting from the profit-sharing alliance between Abbott and Celera Diagnostics. Equalization payments fluctuate from period to period due to differences in end-user sales of alliance products and operating expenses between the alliance partners. The pre-tax loss for the quarter decreased to $12.0 million, compared to $13.3 million in the same period last year. Increased revenue and gross margin were partially offset by higher R&D expenses associated with discovery programs and product development. Included in this quarter's SG&A expense is a $1.1 million charge related to a facility lease agreement. Net cash use was $14.7 million in the quarter, compared to $16.0 million in the same quarter last year.

Recently, Celera Diagnostics announced its first disease association study findings, including the discovery of several novel genetic markers associated with an increased risk for myocardial infarction, or heart attack. It also established a research collaboration with Merck & Co., Inc. to identify and validate genetic markers useful in the development of prognostic tests and therapeutics for selected cancers. This collaboration is initially focusing on breast cancer.

"We are pleased with our recently reported discovery of markers linked with heart attacks, which demonstrates our ability to associate genetic factors with disease in large-scale studies," said Kathy Ordonez, President, Celera Diagnostics. "We plan to present discoveries from at least two more studies before the end of calendar 2003. We believe discoveries from our ongoing disease association studies will drive our diagnostic product development, while impacting the therapeutic programs of Celera Genomics."

Disease association studies underway at Celera Diagnostics include studies of rheumatoid arthritis, breast cancer metastasis, Alzheimer's disease, interferon responsiveness, a metabolic disease, and four forms of cardiovascular disease. Celera Diagnostics has identified and replicated novel associations between disease and markers in multiple genes in five of its studies. Selected findings from its breast cancer study will be presented at the 24th Congress of the International Association for Breast Cancer Research taking place November 1-5, 2003 in Sacramento, CA. In addition, selected findings from its Alzheimer's disease study will be presented at the 53rd Annual Meeting of The American Society of Human Genetics taking place November 4-8, 2003 in Los Angeles.

Celera Diagnostics Joint Venture Outlook
For fiscal 2004, end-user sales of products manufactured by Celera Diagnostics and marketed primarily through the alliance with Abbott Laboratories are expected to approximately double to a range of $45 to $50 million. Celera Diagnostics anticipates fiscal 2004 pre-tax losses decreasing to a range of $38 to $44 million, and fiscal 2004 net cash use decreasing to a range of $46 to $52 million, including capital spending of approximately $5 million. Celera Diagnostics is assessing options for expanding manufacturing capacity that may additionally impact its total cash requirements for fiscal 2004. This outlook assumes continued demand growth for current products, such as ASRs for cystic fibrosis and products for infectious disease testing.

Conference Call & Webcast
A conference call with Applera Corporation executives will be held today at 11:00 a.m. (EDT) with investors and media to discuss these results and other matters related to the businesses. The call will be formatted to focus on each of the Applera businesses separately, approximately at the times indicated below, although the exact timing may be different as the call will proceed without pause between segments:

     o   Applied Biosystems Group   11:00 a.m. (EDT)
     o   Celera Diagnostics         11:45 a.m.
     o   Celera Genomics Group      12:00 p.m.

During each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial 706.634.4992 (code "Applera") at any time from 10:45 a.m. until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should go to the "Investors & Media" section of www.applera.com or or www.celera.com, or go to the "Investors" section of www.appliedbiosystems.com. A digital recording will be available approximately two hours after the completion of the conference call on October 22 until November 2, 2003. Interested parties should call
706.645.9291 and enter conference ID 3191169.

About Applera Corporation and Applied Biosystems

Applera Corporation consists of two operating groups. The Applied Biosystems Group (NYSE: ABI) serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries, develop new pharmaceuticals, and conduct standardized testing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of $1.7 billion during fiscal 2003. The Celera Genomics Group (NYSE:CRA), located in Rockville, MD, and South San Francisco, CA, is engaged principally in integrating advanced technologies to discover and develop new therapeutics. Celera intends to leverage its proteomic, bioinformatic, and genomic capabilities to identify and validate drug targets, and to discover and develop new therapeutics. Its Celera Discovery System(TM) online platform, marketed exclusively through the Applied Biosystems Knowledge Business, is an integrated source of information based on the human genome and other biological and medical sources. Celera Diagnostics, a 50/50 joint venture between Applied Biosystems and Celera Genomics, is focused on discovery, development, and commercialization of novel diagnostic products. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Applied Biosystems is available at http://www.appliedbiosystems.com/.

Certain statements in this press release, including the Outlook sections, are forward-looking. These may be identified by the use of forward-looking words or phrases such as "believe," "expect," "should," "anticipate," and "planned," among others. These forward-looking statements are based on Applera Corporation's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Applied Biosystems include but are not limited to: (1) rapidly changing technology could adversely affect demand for Applied Biosystems' products, and its business is dependent on development of new products; (2) uncertainty of successful integration of the Celera Discovery System(TM) into the Applied Biosystems Knowledge Business and market acceptance and adoption of Knowledge Business product offerings; (3) Applied Biosystems' sales are dependent on customers' capital spending policies and government-sponsored research; (4) Applied Biosystems' significant overseas operations, with attendant exposure to fluctuations in the value of foreign currencies; (5) risks associated with Applied Biosystems' growth strategy, including difficulties in integrating acquired operations or technologies; (6) the risk of earthquakes, which could interrupt Applied Biosystems' or Celera Diagnostics' operations; (7) uncertainty of the availability to Applied Biosystems or Celera Diagnostics of intellectual property protection, limitations on the ability of Celera Diagnostics to protect trade secrets, and the risk to Applied Biosystems and Celera Diagnostics of infringement claims;
(8) the Applied Biosystems Knowledge Business' dependence on the operation of computer hardware, software, and Internet applications and related technology;
(9) Celera Diagnostics' reliance on existing and future collaborations, including its strategic alliance with Abbott Laboratories, which may not be successful; (10) Celera Diagnostics' unproven ability to discover, develop, or commercialize proprietary diagnostic products; (11) the risk that clinical trials of products that Celera Diagnostics does discover and develop will not proceed as anticipated or may not be successful, or that such products will not receive required regulatory clearances or approvals; (12) the uncertainty that Celera Diagnostics' products will be accepted and adopted by the market, including the risks that these products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for these products from third party payors such as private insurance companies and government insurance plans; (13) Celera Diagnostics' reliance on access to biological materials and related clinical and other information, which may be in limited supply or access to which may be limited; (14) legal, ethical, and social issues which could affect demand for Celera Diagnostics' products; (15) Celera Diagnostics' limited commercial manufacturing experience and capabilities and its reliance on a single principal manufacturing facility; (16) Celera Diagnostics' reliance on a single supplier or a limited number of suppliers for key components of certain of its products;
(17) potential product liability or other claims against Celera Diagnostics as a result of the testing or use of its products; (18) intense competition in the industry in which Celera Diagnostics operates; and (19) other factors that might be described from time to time in Applera Corporation's filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Copyright 2003. Applera Corporation. All Rights Reserved.
AB (Design), API 4000, Applera, Assays-by-Design, Assays-on-Demand, Celera, Celera Diagnostics, Celera Discovery System, Celera Genomics, and SNPlex are trademarks and Applied Biosystems is a registered trademark of Applera Corporation or its subsidiaries in the U. S. and/or certain other countries. Q TRAP is a registered trademark of Applied Biosystems/MDS SCIEX, which is a joint venture between Applera Corporation and MDS Inc.

APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP
COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)
(unaudited)


                                                                  Three months ended
                                                                    September 30,
                                                                 2003             2002
                                                            --------------    ------------
Net revenues                                                $        382.7    $      395.9
Cost of sales                                                        186.3           193.3
                                                            --------------    ------------
Gross margin                                                         196.4           202.6
Selling, general and administrative                                   94.6            98.3
Research, development and engineering                                 59.6            61.0
                                                            --------------    ------------
Operating income                                                      42.2            43.3
Gain on investments, net                                               1.2
Interest income, net                                                   2.9             3.2
Other income (expense), net                                            0.1             1.0
                                                            --------------    ------------
Income before income taxes                                            46.4            47.5
Provision for income taxes                                            13.0            13.3
                                                            --------------    ------------
Income from continuing operations                                     33.4            34.2
Loss from discontinued operations, net of income taxes                               (16.4)
                                                            --------------    ------------
Net income                                                  $         33.4    $       17.8
                                                            ==============    ============

Income from continuing operations per share
     Basic and diluted                                      $         0.16    $        0.16
Loss from discontinued operations per share
     Basic and diluted                                      $            -    $       (0.08)
Net income per share
     Basic and diluted                                      $         0.16    $        0.08

Average common shares outstanding
     Basic                                                     208,414,000      208,825,000
     Diluted                                                   211,620,000      210,010,000

APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP
Revenues By Product Categories
(Dollar amounts in millions)
(Unaudited)


                                        Three months ended
                                           September 30,
                                       2003             2002*         Change
                                    -----------    -----------    -----------
 DNA Sequencing                     $    124.8     $    149.3           -16%
     % of total revenues                   33%            38%
 SDS & Other Applied Genomics             94.3           83.5            13%
     % of total revenues                   25%            21%
 Mass Spectrometry                        82.4           84.2            -2%
     % of total revenues                   21%            21%
 Core DNA Synthesis & PCR                 51.2           49.0             4%
     % of total revenues                   13%            12%
 Other Product Lines                      30.0           29.9             -%
     % of total revenues                    8%             8%
                                    ----------     ----------
 Total                              $    382.7     $    395.9            -3%
                                    ==========     ==========

* The three months ended September 30, 2002, includes a reclassification of $0.8 million from Other Product Lines to Mass Spectrometry.

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended September 30, 2003
(Dollar amounts in millions except per share amounts)
(unaudited)


                                               Applied          Celera
                                              Biosystems       Genomics         Celera
                                                Group            Group        Diagnostics       Eliminations     Consolidated
                                             ------------    ------------     ------------      -------------    ------------
Net revenues                                 $      382.7          $ 17.3            $ 8.5      $       (3.5)    $     405.0
Cost of sales                                       186.3             2.7              3.6              (2.2)          190.4
                                             ------------    ------------     ------------      ------------     -----------
Gross margin                                        196.4            14.6              4.9              (1.3)          214.6
Selling, general and administrative                  94.6             8.2              4.5               0.1           107.4
Research, development and engineering                59.6            21.8             12.4              (1.4)           92.4
Amortization of intangible assets                                     0.7                                                0.7
                                             ------------    ------------     ------------      ------------     -----------
Operating income (loss)                              42.2           (16.1)           (12.0)                             14.1
Gain (loss) on investments, net                       1.2            (0.7)                                               0.5
Interest income, net                                  2.9             3.1                                                6.0
Other income (expense), net                           0.1            (1.0)                                              (0.9)
Loss from joint venture                                             (12.0)                              12.0
                                             ------------    ------------     ------------      ------------     -----------
Income (loss) before income taxes                    46.4           (26.7)           (12.0)             12.0            19.7
Provision (benefit) for income taxes                 13.0           (10.4)                  a            1.1             3.7
                                             ------------    ------------     ------------      ------------     -----------
Net income (loss)                            $       33.4    $      (16.3)     $     (12.0)     $       10.9     $      16.0
                                             ============    ============     ============      ============     ===========

Net income (loss) per share
     Basic and diluted                       $       0.16    $      (0.23)

a - The tax benefit associated with the operating loss generated by Celera
    Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended September 30, 2002
(Dollar amounts in millions except per share amounts)
(unaudited)

                                                          Applied         Celera
                                                         Biosystems      Genomics        Celera
                                                           Group           Group       Diagnostics     Eliminations   Consolidated
                                                       ------------    ------------    -----------     ------------   ------------
Net revenues                                           $      395.9    $       23.6    $       3.0     $       (5.2)  $      417.3
Cost of sales                                                 193.3             3.4            2.4             (4.2)         194.9
                                                       ------------    ------------    -----------     ------------   ------------
Gross margin                                                  202.6            20.2            0.6             (1.0)         222.4
Selling, general and administrative                            98.3             7.0            2.8                           108.1
Research, development and engineering                          61.0            32.5           11.1             (1.3)         103.3
Amortization of intangible assets                                               2.7                                            2.7
                                                       ------------    ------------    -----------     ------------   ------------
Operating income (loss)                                        43.3           (22.0)         (13.3)             0.3            8.3
Interest income, net                                            3.2             5.2                                            8.4
Other income (expense), net                                     1.0            (3.2)                            0.1           (2.1)
Loss from joint venture                                                       (13.3)                           13.3
                                                       ------------    ------------    -----------     ------------   ------------
Income (loss) before income taxes                              47.5           (33.3)         (13.3)            13.7           14.6
Provision (benefit) for income taxes                           13.3           (13.7)                a           2.9            2.5
                                                       ------------     -----------    -----------     ------------   ------------
Income (loss) from continuing operations                       34.2           (19.6)         (13.3)            10.8           12.1
Loss from discontinued operations,
  net of income taxes                                         (16.4)                                                         (16.4)
                                                       ------------    ------------    -----------     ------------   ------------
Net income (loss)                                      $       17.8    $      (19.6)   $     (13.3)    $       10.8   $       (4.3)
                                                       ============    ============    ===========     ============   ============

Income (loss) from continuing operations per share
     Basic and diluted                                 $       0.16    $      (0.28)
Loss from discontinued operations per share
     Basic and diluted                                 $      (0.08)   $          -
Net income (loss) per share
     Basic and diluted                                 $       0.08    $      (0.28)


a  -  The tax benefit associated with the operating loss generated by Celera
      Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.